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                                                                    Exhibit 11.1
                       IRIDIUM WORLD COMMUNICATIONS LTD.

                 COMPUTATION OF LOSS PER CLASS A COMMON SHARES
                        (In Thousands Except Share Data)




                                                               THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                               --------------------------------    -------------------------------
                                                                     1997              1998             1997            1998
                                                                -----------       -----------       -----------       -----------
NET LOSS APPLICABLE TO CLASS A COMMON SHARES:
Net loss                                                        $     7,260       $    31,615       $     8,039       $    69,974
Incremental equity loss upon assumed exercise of options,
    warrants and conversion of Class B Common shares                    706             5,548             1,680            12,617
                                                                -----------       -----------       -----------       -----------
Net loss applicable to Class A Common shares                    $     7,966       $    37,163       $     9,719       $    82,591
                                                                ===========       ===========       ===========       ===========

AVERAGE NUMBER OF CLASS A SHARES:
Average number of Class A Common shares outstanding              12,000,000        12,084,446         4,967,033        12,050,913
Diluted adjustments (2):
     Assumed exercise of options, warrants and
     conversion of Class B Common shares                          1,307,628         2,392,709         1,367,233         2,439,316
                                                                -----------       -----------       -----------       -----------
Average number of Class A Common shares assumed to be
     outstanding, assuming dilution                              13,307,628        14,477,155         6,334,266        14,490,229
                                                                ===========       ===========       ===========       ===========

NET LOSS PER CLASS A COMMON SHARE:
Basic (1)                                                       $      0.61       $      2.62       $      1.62       $      5.81
Diluted (2)                                                     $      0.60       $      2.57       $      1.53       $      5.70
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(1)  The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class A Common share.

(2) The assumed exercise of options and warrants are anti-dilutive but are included in the calculation of diluted loss per Class A Common share in accordance with Regulation S-K, Item 601 (a) (11).